                             [LILLIAN VERNON LOGO]




June 11, 2002



Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders, to be held at 10:00 a.m. on Wednesday, July 17, 2002 at the Company's corporate headquarters, One Theall Road, Rye, New York. The agenda of the Annual Meeting includes the election of two directors and the approval of auditors. Management will also report on the Company, its activities and plans for the future. We hope you will be able to join us.

Since your vote is very important, please fill out, sign and date your proxy card, and return it as soon as possible if you are unable to attend the meeting.

I look forward to seeing you.


Faithfully yours,


/s/ Lillian Vernon

Lillian Vernon
Chairman of the Board
Chief Executive Officer







                           LILLIAN VERNON CORPORATION
   One Theall Road, Rye, New York 10580/Phone: 914-925-1200/Fax: 914-925-1444

                          LILLIAN VERNON CORPORATION
                                ONE THEALL ROAD
                              RYE, NEW YORK 10580


                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lillian Vernon Corporation will be held at the Company's corporate headquarters located at One Theall Road, Rye, New York on July 17, 2002 at 10:00 a.m. for the following purposes:

     1. To elect two (2) directors for a three year term expiring at the annual meeting of stockholders to be held in the year 2005 and until the due election and qualification of their successors;

     2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year of the Company ending February 22, 2003; and

     3. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Stockholders of Lillian Vernon Corporation of record at the close of business on May 28, 2002 are entitled to vote at the annual meeting and any adjournments thereof. All stockholders are encouraged to attend the meeting or to vote by proxy.

     If you do not expect to attend the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope in order that your stock may be voted in accordance with the terms of the Proxy Statement.


                                      By Order of the Board of Directors




                                      /s/ Susan C. Handler

                                      Susan C. Handler
                                      Secretary


Rye, New York
June 11, 2002

                           LILLIAN VERNON CORPORATION
                                 ONE THEALL ROAD
                               RYE, NEW YORK 10580



              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     This proxy statement is furnished to the stockholders of Lillian Vernon Corporation (herein called the "Company") in connection with the Board of Directors' solicitation of proxies to be used at the Annual Meeting of Stockholders on July 17, 2002 at the Company's offices at One Theall Road, Rye, New York, 10:00 a.m. or any adjournments thereof. The date of first distribution of this Proxy Statement will be on or about June 11, 2002.


VOTING AT THE MEETING

     Only holders of Common Stock of record on the books of the Company at the close of business on May 28, 2002 will be entitled to notice of and to vote at the meeting. On that date there were 8,322,622 shares of Common Stock, par value $.01 per share, outstanding, not including treasury shares registered in the Company's name. Each holder of record of Common Stock of the Company as of the record date will be entitled to one vote for each share of stock registered in his or her name. A majority of the shares having voting power at the meeting will constitute a quorum for the transaction of business.

     Shares entitled to vote, represented by each properly executed proxy in the accompanying form received by the Company in time to permit its use at the meeting or any adjournments thereof, will be voted in accordance with instructions indicated in such proxy. If no instructions are indicated such shares will be voted as recommended by the Board. A stockholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the voting.

     Directors are elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of the shares voted, with respect to any other proposals presented at the meeting, is required to approve such other proposals.

     An automated system administered by the Company's transfer agent counts the votes. The Company's Certificate of Incorporation and By-Laws do not contain any provisions concerning the treatment of abstentions and broker nonvotes. Delaware law treats abstentions as votes which are not cast in favor of a proposal or nominee. Delaware law does not address the treatment of broker nonvotes. Broker nonvotes will be included in the determination of the presence of a quorum, but will not be counted for purposes of determining whether a proposal or nominee has been approved.


EXPENSES OF SOLICITATION

     It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally and by telephone by officers and directors of the Company. The total expense of preparing, assembling and mailing the proxy statement, accompanying notice and form of proxy will be borne by the Company. Such expense may also include reimbursement for out-of-pocket disbursements incurred by brokerage houses and custodians, nominees or other fiduciaries, for forwarding such documents to stockholders.

                            1. ELECTION OF DIRECTORS


BOARD OF DIRECTORS

     The Board of Directors of the Company presently consists of seven members divided into three classes. At the Annual Meeting, two Directors are to be elected to hold office for three year terms until the Annual Meeting to be held in the year 2005. If no instructions are indicated to the contrary, the proxy will be voted for election of the two Directors named in the following table, whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a Director, which is not expected, the persons named in the accompanying form of proxy will vote for such nominee, if any, in their discretion as may be recommended by the Board of Directors.

     In addition to information regarding the nominees and directors, the following table and footnotes show the amount and percent of equity securities of the Company beneficially owned, directly or indirectly, by each nominee or director, as of May 28, 2002, including stock options which are presently exercisable or which will become exercisable within 60 days of the date hereof, held by such individuals.


                                                                  SHARES OF
 NAME, PRINCIPAL OCCUPATION                                     COMMON STOCK
     AND SELECTED OTHER                                         BENEFICIALLY         PERCENT
   INFORMATION CONCERNING                                        OWNED AS OF         OF CLASS
   NOMINEES AND DIRECTORS                                       MAY 28, 2002       (IF OVER 1%)
----------------------------                                 ------------------   -------------
                           NOMINEES FOR THREE YEAR TERM EXPIRING IN 2005
Lillian Vernon(a)              Chairman of the Board and          2,527,369(d)         26.1%
Age-74                         Chief Executive Officer;
                               Director since inception.

Lillian Vernon is the founder of the Company and has served as its Chairman of the Board and Chief Executive Officer since the Company's inception. She served as President from inception until July 1989. Lillian Vernon is the mother of David Hochberg, an officer, director, and a principal stockholder of the Company. Ms. Vernon also serves on the boards of several not-for-profit organizations including New York University and Lincoln Center for the Performing Arts. Ms. Vernon has asked the Company to launch a search for a new Chief Executive Officer. A search is currently underway. Ms. Vernon will remain as Chairman of the Board, but will relinquish day to day responsibilities for managing the Company, once a new Chief Executive Officer is selected.




Joel Salon                     Partner - Salon, Marrow,              17,000(e)           --
Age-58                         Dyckman & Newman, LLP;
                               Director since 1999.

Mr. Salon is a senior partner of the law firm of Salon, Marrow, Dyckman & Newman, LLP, which firm acts as general and securities counsel to the Company.

            DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 2003



David C. Hochberg(a)     Vice President - Public Affairs;          1,356,000(f)        14.0%
Age-45                   Director since 1978.


Mr. Hochberg has held the above position since 1986. He joined the Company in 1978 and was subsequently promoted to Director-Public Affairs.



Elizabeth M. Eveillard(b)           Consultant - Corporate Finance;          27,500(g)       --
Age-55                              Director since 1997.



Ms. Eveillard is currently a consultant in the area of corporate finance. She served as Senior Managing Director, Investment Banking Division of Bear Stearns Co. Inc. from December 2000 until April 2002. She served as Managing Director, Investment Banking Division of PaineWebber Incorporated from April 1988 until December 2000. Prior to her association with PaineWebber Incorporated, Ms. Eveillard served in various capacities, rising ultimately to Managing Director at Shearson Lehman Brothers. Ms. Eveillard serves on the board of directors of Value City Department Stores. Ms. Eveillard also serves on the boards of two private companies.

Jonah Gitlitz(b)(c)                 Director since 1997.                     25,500(g)       --
Age-73


Mr. Gitlitz was appointed Acting President of the Company on December 18, 1998 and served in that capacity until June, 2000, when Kevin Green was appointed President. Mr. Gitlitz served as President and Chief Executive Officer of the Direct Marketing Association ("DMA") from January 1985 through December 1996. He joined the DMA in May 1981 as Senior Vice President, Public Affairs. Prior to joining the DMA, he served as Executive Vice President of the American Advertising Federation from 1968 to 1981. Since January 1997, when he retired from the DMA, Mr. Gitlitz has been involved in management consulting activities. He serves on the boards of several non-profit organizations and private companies.


           DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 2004




Bert W. Wasserman(b)(c)             Director since 1995.                     36,000 (h)      --
Age-69


Mr. Wasserman served as Executive Vice President and Chief Financial Officer of Time Warner, Inc. from 1990 until his retirement in 1995 and served on the Board of Directors of Time Warner, Inc. and its predecessor company, Warner Communications, Inc., from 1981 to 1993. He joined Warner Communications in 1966 and had been an officer of that company since 1970. Mr. Wasserman is a director of the Dreyfus Family of Funds. He is also a director of PSC, Inc. Mr. Wasserman is a graduate of Baruch College on whose Board he has served as Vice President, President and continues to serve on the Board of Directors. Mr. Wasserman is a Certified Public Accountant and received a law degree from Brooklyn Law School.




Richard A. Berman (a)(b)(c)         President, Manhattanville College;       24,100 (g)      --
Age-57                              Director since 1997.


Mr. Berman has served as President of Manhattanville College since January 1995. From November 1991 until December 1994, he was employed by Howe-Lewis International, first serving as President of North America, and finally as President and Chief Executive Officer of that company. Howe-Lewis International is a company engaged in executive search and management consulting in a variety of industries. Before joining Howe-Lewis International, Mr. Berman was engaged for over 20 years in the health care industry. Mr. Berman serves on the boards of several not-for-profit organizations including Health Insurance Plan of Greater New York, HIP Foundation, and The Independent College Fund.

----------
(a)   Member of Executive Committee

(b)   Member of Compensation Committee

(c)   Member of Audit Committee

(d) Includes 119,998 shares of Common Stock held by the Lillian Vernon Foundation, Inc. (the "Foundation"). Lillian Vernon is the sole trustee of the Foundation. Also includes options to purchase 281,667 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(e) Includes options to purchase 16,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(f) Includes 40,000 shares of Common Stock held by the David Hochberg Foundation. David Hochberg is the sole trustee of the David Hochberg Foundation. Also includes 99,000 options which are presently exercisable or which become exercisable within 60 days of the date hereof.

(g) Includes options to purchase 23,500 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(h) Includes options to purchase 31,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.



MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

     During the last fiscal year, the Board of Directors held six meetings. The Company believes that attendance at meetings is one means by which Directors can contribute to the effective management of the Company and that the contributions of all Directors have been substantial and highly valued.

     The Compensation Committee, which administers the Company's employee compensation plans, met two times in fiscal 2002. The Audit Committee, which reviews and makes recommendations to the Board of Directors with respect to the Report of the Independent Accountants and reviews the accounting systems and controls of the Company on a continuous basis, met two times in fiscal 2002.

     All of the Directors attended at least 75% of the aggregate of all Board meetings and meetings of the committees of the Board of which they are a member.

     The Company does not have a nominating committee.

EXECUTIVE OFFICERS


     The following table sets forth the name, age and position of the executive officers of the Company:


               NAME                   AGE                             POSITION
               ----                   ---                             --------
Lillian Vernon ...................   74      Chairman of the Board and Chief Executive Officer
Kevin A. Green ...................   44      President
Richard P. Randall ...............   64      Executive Vice President, Chief Operating Officer and
                                             Chief Financial Officer
Norman Foster ....................   58      Senior Vice President - Quality Assurance, Outlet Stores
Lina V. Lo Russo .................   42      Senior Vice President - Merchandising
Paul C. Pecorin ..................   62      Senior Vice President - Chief Information Officer
William L. Sharkey, Jr. ..........   52      Senior Vice President - Human Resources
Ralph J. Thomann .................   59      Senior Vice President - Operations
Susan C. Handler .................   41      Vice President, Corporate Controller/Secretary
David C. Hochberg ................   45      Vice President - Public Affairs and Director



     Wayne Palladino's employment as Senior Vice President-Chief Financial Officer ended on May 31, 2002.

     Kevin A. Green was appointed as President in June 2000 after serving as Executive Vice President-Marketing/Merchandising/Lillian Vernon Online since March 2000. He previously served as Senior Vice President-Marketing since April 1996. From December 1993 until April 1996, he served as Vice President-Marketing. Mr. Green joined the Company in March 1990 as Manager-Marketing and subsequently in April 1992 was promoted to Director-Marketing. Prior to joining the Company, Mr. Green held various marketing positions at Doubleday Book and Music Club and Better Homes and Gardens Book Club.

     Richard P. Randall rejoined the Company in May 2002 as Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Randall had previously served as Senior Vice President-Chief Financial Officer of the Company from September 1998 until May 2000, at which time he became Senior Vice President and Chief Financial Officer of Coach, Inc. From September 1997 until he originally joined the Company, Mr. Randall was a management consultant providing financial and management services to Perry Ellis International f/k/a Supreme International Inc., a men's sportswear designer/importer and Mondo, Inc., a men's better sportswear designer/importer. Mr. Randall held senior management positions with Salant Corporation, a men's multinational apparel manufacturer/importer, Warner Cosmetics, Inc. (a subsidiary of Warner Communications) and Revlon, Inc. Mr. Randall is a Certified Public Accountant.

     Norman Foster joined the Company in August 1983 as Director of Distribution and served in that position until March 1988, when he assumed the position of Director of Inventory. In May 1992, Mr. Foster was promoted to Vice President-Quality Assurance. In December 1998, he was promoted to Senior Vice President -Quality Assurance and in June 2001, he was named Senior Vice President-Outlet Stores. From 1969 until he joined the Company in 1983, Mr. Foster held various distribution, inventory, operational and production planning positions for the Sherwin Williams Co., a paint manufacturing and distribution company.

     Lina V. Lo Russo was promoted to Senior Vice President-Merchandising in March 2001, after serving as Vice President-Merchandising since 2000. Since joining the Company in 1982, she has served in positions of increasing responsibility from Buyer to Merchandising Manager to Director and Vice President-Corporate Product Development, until being appointed Vice President-Merchandising in 2000.

     Paul C. Pecorin was promoted to Senior Vice President-Chief Information Officer in July 1997. Prior to his promotion, he served as Vice President-Chief Information Officer since joining the Company in 1984. From 1982 until he joined the Company, Mr. Pecorin was Vice President-Systems of Lands' End, Inc., a direct mail catalog company marketing apparel and related products. Prior to his employment at Lands' End, Inc., Mr. Pecorin was manager, systems development for Pratt & Whitney Aircraft Co.

     William L. Sharkey, Jr. was promoted to Senior Vice President-Human Resources in June 2001. From 1995 until his promotion, he served as Vice President-Human Resources. Prior to his promotion as Vice President and since joining the Company in August 1990, he served as Director-Human Resources. From 1980 until he joined the Company, Mr. Sharkey was Director of Personnel for Anheuser-Busch/Busch Gardens in Williamsburg, Virginia. From 1972 until 1980, Mr. Sharkey held various personnel and operational management positions in the theme park industry with Busch Gardens and Opryland, USA.

     Ralph J. Thomann was promoted to Senior Vice President-Operations in January 1998. Prior to his promotion he served as Vice President-Operations since July 1996. Since joining the Company in February 1984, Mr. Thomann has held a variety of positions including Vice President-Distribution, Director-Order Processing, Director-Distribution, and Director-Engineering. From June 1967 until joining the Company, Mr. Thomann held various engineering positions with Avon Products, Inc., a manufacturer and distributor of cosmetics and beauty related products.

     Susan C. Handler joined the Company in April 1989 as Corporate Controller and Secretary. She was promoted to Vice President in July 1994. From 1982 to April 1989, Ms. Handler was employed by Coopers & Lybrand, a predecessor of PricewaterhouseCoopers LLP, Certified Public Accountants, in various capacities, the last position being as audit manager. Ms. Handler is a Certified Public Accountant.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of May 28, 2002, the beneficial ownership of the Company's shares by (i) the Chief Executive Officer and the four other most highly compensated executive officers of the Company at the end of the fiscal year; and (ii) the directors; and (iii) all executive officers and directors as a group.


                                                                                PERCENTAGE OF
                                                                              SHARES OUTSTANDING
                                                                                 AND OPTIONS
NAME AND ADDRESS                                      AMOUNT OF SHARES           EXERCISABLE
OF BENEFICIAL OWNER                                  BENEFICIALLY OWNED         WITHIN 60 DAYS
-------------------                               ------------------------   -------------------
Lillian Vernon (1) ............................           2,527,369(2)(3)            26.1%
David C. Hochberg (1) .........................           1,356,000(4)(5)            14.0%
Elizabeth M. Eveillard (1) ....................              27,500(6)                 *
Jonah Gitlitz (1) .............................              25,500(6)                 *
Richard A. Berman (1) .........................              24,100(6)                 *
Joel Salon (1) ................................              17,000(7)                 *
Bert W. Wasserman (1) .........................              36,000(8)                 *
Kevin A. Green (1) ............................              94,202(9)                1.0%
Lina V. Lo Russo (1) ..........................              31,682(10)                *
Ralph J. Thomann (1) ..........................              76,667(11)                *
Wayne A. Palladino (1) ........................              11,334(12)                *
Lillian Vernon Foundation, Inc. (13) ..........             119,998                   1.2%
David Hochberg Foundation (1) .................              40,000                    *
All Executive Officers and Directors as a group
 (15 persons)(14) .............................           4,559,450                  47.1%

----------
*     Less than 1.0%.

(1)   The address of the stockholders is One Theall Road, Rye, New York 10580.

(2) Includes 119,998 Shares owned by the Lillian Vernon Foundation (the "Foundation"). Lillian Vernon is the sole trustee of the Foundation.

(3) Includes options to purchase 281,667 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(4) Includes 40,000 shares of Common Stock held by the David Hochberg Foundation. David Hochberg is the sole trustee of the David Hochberg Foundation.

(5) Includes options to purchase 99,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(6) Includes options to purchase 23,500 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(7) Includes options to purchase 16,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof. Also includes 250 shares owned by Mr. Salon's wife, of which he disclaims beneficial ownership.

(8) Includes options to purchase 31,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(9) Includes options to purchase 94,167 shares which are presently exercisable or which become exercisable within 60 days hereof.

(10) Includes options to purchase 31,667 shares which are presently exercisable or which become exercisable within 60 days hereof.

(11) Includes options to purchase 76,667 shares which are presently exercisable or which become exercisable within 60 days hereof.

(12) Includes options to purchase 11,334 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(13)  The address of the Foundation is 8 Dublin Hill Road, Greenwich,
      Connecticut.

(14) Includes 119,998 shares owned by the Lillian Vernon Foundation, of which Lillian Vernon is the sole trustee. Includes 40,000 shares owned by the David Hochberg Foundation, of which David Hochberg is the sole trustee. Includes options to purchase 1,020,336 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.


STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of May 28, 2002, the beneficial ownership of the Company's shares by persons who are believed to beneficially own more than 5% of the Shares of the Company.



                                                                            PERCENTAGE OF
                                                                        SHARES OUTSTANDING AND
NAME AND ADDRESS                                  AMOUNT OF SHARES       OPTIONS EXERCISABLE
OF BENEFICIAL OWNER                              BENEFICIALLY OWNED         WITHIN 60 DAYS
-------------------                             --------------------   -----------------------
Gabelli Funds, Inc. (1) .....................         2,107,200(2)               21.8%
Dimensional Fund Advisors, Inc. (3) .........           577,150(4)                6.0%


----------
(1) The address of Gabelli Funds, Inc., is One Corporate Center, Rye, New York 10580-1434.

(2) The number of shares is based upon an amended Schedule 13-D filed by Gabelli Funds, Inc. and affiliates, dated April 30, 1999. The shares include shares owned by entities that may be deemed to be controlled or under the control of Gabelli Funds, Inc.

(3) The address of Dimensional Fund Advisors ("Dimensional") is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(4) The number of shares is based upon a Schedule 13-G filed by Dimensional as of January 30, 2002. All shares reported are owned by investment companies and other investment vehicles managed by Dimensional to which Dimensional disclaims beneficial ownership therein.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and Directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange. Officers, Directors and greater-than-10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during Fiscal 2002, all Section 16(a) filing requirements applicable to its Officers, Directors and greater-than-10% beneficial owners were complied with in a timely fashion.

EXECUTIVE COMPENSATION AND OTHER INFORMATION


 SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning compensation paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of February 23, 2002) (the "Named Executive Officers") for the Company's last three fiscal years:


                                                   ANNUAL COMPENSATION
                                          -------------------------------------
                                  FISCAL                            OTHER
                                   YEAR                             ANNUAL
NAME AND PRINCIPAL POSITION       ENDED    SALARY(1)   BONUS   COMPENSATION(2)
------------------------------- --------- ----------- ------- -----------------
Lillian Vernon                  2/23/02    $459,360      $0      $  463,450(3)
Chairman of the Board and       2/24/01     468,000       0         463,450(3)
Chief Executive Officer         2/26/00     468,000       0         463,450(3)

Kevin A. Green                  2/23/02    $294,461      $0      $        0
President                       2/24/01     285,577       0               0
                                2/26/00     225,000       0               0

Lina V. Lo Russo                2/23/02    $234,992      $0      $        0
Senior Vice President,          2/24/01     220,059       0               0
Merchandising(4)

Ralph J. Thomann                2/23/02    $202,177      $0      $        0
Senior Vice President,          2/24/01     200,000       0               0
Operations                      2/26/00     200,000       0               0

Wayne Palladino                 2/23/02    $235,569      $0               0
Senior Vice President,          2/24/01     105,231       0               0
Chief Financial Officer(5)(6)



                                         LONG TERM COMPENSATION
                                -----------------------------------------
                                         AWARDS               PAYOUTS
                                ------------------------ ----------------
                                 RESTRICTED                  LONG TERM
                                    STOCK     NUMBER OF   INCENTIVE PLAN      ALL OTHER
NAME AND PRINCIPAL POSITION       AWARD(S)     OPTIONS        PAYOUTS      COMPENSATION(7)
------------------------------- ------------ ----------- ---------------- ----------------
Lillian Vernon                       $0      50,000           $    0          $141,206
Chairman of the Board and             0      75,000                0           185,149
Chief Executive Officer               0      75,000                0           198,105

Kevin A. Green                       $0      24,000           $    0          $  8,380
President                             0      25,000                0             8,555
                                      0      12,500                0             8,019

Lina V. Lo Russo                     $0      24,000           $    0          $  8,380
Senior Vice President,                0      10,000                0             8,555
Merchandising(4)

Ralph J. Thomann                     $0      24,000           $    0          $  8,622
Senior Vice President,                0      22,000                0            10,940
Operations                            0      12,500                0            11,401

Wayne Palladino                      $0      24,000           $    0          $      0
Senior Vice President,                0      10,000                0                 0
Chief Financial Officer(5)(6)


----------
(1)   Consists of base salaries.

(2) Perquisites to any executive officer (except as noted) did not exceed, for such individual, the lesser of $50,000 or 10% of compensation.

(3)   Represents payment of deferred compensation from fiscal years 1986 --
      1989.

(4) Ms. Lo Russo did not serve as an executive officer during fiscal 2000; therefore no information is presented.

(5)   Mr. Palladino joined the Company in September 2000.

(6)   Mr. Palladino left the Company on May 31, 2002.

(7) All Other Compensation consists of employer contributions pursuant to the Company's Profit Sharing/401(K) Plan (profit sharing amounts estimated), compensation related to split-dollar life insurance premiums, and above-market earnings on deferred compensation, in the following amounts:



                                                                     401(K)
                                      FISCAL YEAR      PROFIT       MATCHING        SPLIT-DOLLAR      ABOVE-MARKET
NAME                                     ENDED        SHARING     CONTRIBUTION     LIFE INSURANCE       EARNINGS
----                                 -------------   ---------   --------------   ----------------   -------------
   Lillian Vernon ................   2/23/02          $    0         $     0           $ 3,073          $138,133
                                     2/24/01               0               0            27,850           157,299
                                     2/26/00               0               0            25,601           172,504

   Kevin A. Green ................   2/23/02          $3,130         $ 5,250           $     0          $      0
                                     2/24/01           3,305           5,250                 0                 0
                                     2/26/00           3,019           5,000                 0                 0

   Lina V. Lo Russo ..............   2/23/02          $3,130         $ 5,250           $     0          $      0
                                     2/24/01           3,305           5,250                 0                 0

   Ralph J. Thomann ..............   2/23/02          $3,130         $ 5,250           $   242          $      0
                                     2/24/01           3,305           5,250             2,385                 0
                                     2/26/00           3,019           5,000             3,382                 0

   Wayne A. Palladino(1) .........   2/23/02          $    0         $     0           $     0          $      0
                                     2/24/01               0               0                 0                 0


----------
(1)   Mr. Palladino left the Company on May 31, 2002.


OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth information concerning grants of stock options to the Named Executive Officers during the Company's fiscal year ended February 23, 2002.


                                                                                         POTENTIAL REALIZABLE
                                        PERCENT OF                                      VALUE AT ASSUMED ANNUAL
                                           TOTAL                                         RATES OF STOCK PRICE
                                          OPTIONS                                       APPRECIATION FOR OPTION
                          NUMBER OF     GRANTED TO                                              TERM(1)
                           OPTIONS       EMPLOYEES     EXERCISE PRICE     EXPIRATION    -----------------------
NAME                     GRANTED(2)   IN FISCAL YEAR      PER SHARE          DATE            5%         10%
----                    ------------ ---------------- ---------------- ---------------- ----------- -----------
Lillian Vernon          50,000             12.22%          $ 6.92      April 25, 2011    $217,598    $551,435
Kevin A. Green          24,000              5.87%          $ 6.92      April 25, 2011    $104,447    $264,689
Lina V. Lo Russo        24,000              5.87%          $ 6.92      April 25, 2011    $104,447    $264,689
Ralph J. Thomann        24,000              5.87%          $ 6.92      April 25, 2011    $104,447    $264,689
Wayne A. Palladino(3)   24,000              5.87%          $ 6.92      April 25, 2011    $104,447    $264,689


----------
(1) In accordance with SEC rules, these columns show gains that might exist for the respective options over a period of ten years. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation to the Named Executive Officers will be zero. There is no guarantee that if and when the options are exercised, they will have these values.

(2) One third of the options are exercisable on April 26, 2002, 2003 and 2004, respectively.

(3)   Mr. Palladino left the Company on May 31, 2002.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the exercise of options by the Named Executive Officers of the Company during the Company's fiscal year ended February 23, 2002, and the value of unexercised options held by the Named Executive Officers as of the end of the fiscal year:


                            SHARES                                                       VALUE OF UNEXERCISED
                           ACQUIRED                      NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS
                              ON          VALUE      OPTIONS AT FISCAL YEAR-END(2)       AT FISCAL YEAR-END(1)
NAME OF INDIVIDUAL         EXERCISE     REALIZED       EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
------------------        ----------   ----------   -------------------------------   --------------------------
Lillian Vernon                0           $0
 Exercisable                                                    281,667                           $0
 Unexercisable                                                   58,333                           $0

Kevin A. Green                0           $0
 Exercisable                                                     94,167                           $0
 Unexercisable                                                   24,333                           $0

Lina V. Lo Russo              0           $0
 Exercisable                                                     31,667                           $0
 Unexercisable                                                   19,333                           $0

Ralph J. Thomann              0           $0
 Exercisable                                                     76,667                           $0
 Unexercisable                                                   23,333                           $0

Wayne A. Palladino(3)         0           $0
 Exercisable                                                     11,334                           $0
 Unexercisable                                                   22,666                           $0


----------
(1) Calculated using the fair market value of shares at the close of the market on February 23, 2002, of $6.85.

(2) Exercisable options include those exercisable as of February 23, 2002 and within 60 days thereof.

(3)   Mr. Palladino left the Company on May 31, 2002.


DIRECTOR COMPENSATION

     The Company pays Mr. Salon, Ms. Eveillard and Mr. Gitlitz an annual retainer of $20,000, and Richard A. Berman and Bert W. Wasserman, Chairpersons of the Compensation and Audit Committees, respectively, an annual retainer of $22,500. Additionally, all non-employee Directors receive $1,000 (plus expenses) per Board meeting attended and $1,000 (plus expenses) per Committee meeting attended.

     The Company has a Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan"), which provides for a grant of options to purchase not less than 2,500, nor more than 15,000 shares of Common Stock to non-employee directors on the date of appointment to the Board of Directors, as well as on the date of each Annual Meeting, the amount to be determined by the directors who are ineligible to receive options under the Non-Employee Directors Plan. Such options have an exercise price equal to 100% of the fair market value per share of Common Stock on the day the option is granted.

     In fiscal 2002, Messrs. Wasserman, Berman, Gitlitz and Ms. Eveillard, each received options to purchase 6,000 shares at an exercise price of $7.50 per share, pursuant to the Non-Employee Directors Plan.

     In fiscal 2002, Mr. Salon received options to purchase 6,000 shares at an exercise price of $7.50 per share, pursuant to the Company's 1997 Performance Unit, Restricted Stock, Non-Qualified Option, and Incentive Stock Option Plan (the "Incentive Compensation Plan").


CERTAIN TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     Effective February 27, 1985, Fred P. Hochberg, then an officer and director of the Company, entered into a deferred compensation agreement with the Company that provided for deferred compensation for four years commencing in fiscal 1986. This agreement, as amended, provides that his retirement benefit is $5,525,000, payable over a 10 year period commencing 2017, and that his death benefit calculated as of February 23, 2002 was $2,118,402. The agreement further provides that these payments are due Mr. Hochberg or his beneficiaries whether or not he is employed by the Company.

     Effective February 27, 1985, David C. Hochberg entered into a deferred compensation agreement with the Company that provided for deferred compensation for four years commencing in fiscal 1986. This agreement, as amended, provides that his retirement benefit is $3,540,000, payable over a 10 year period commencing 2022, and that his death benefit calculated as of February 23, 2002 was $1,058,746. The agreement further provides that these payments are due Mr. Hochberg or his beneficiaries whether or not he is employed by the Company.

     Joel Salon is senior partner of Salon, Marrow, Dyckman & Newman, LLP, which firm provides legal services to the Company.

     On March 26, 2001, John Fermelia's employment as Executive Vice President of the Company terminated. Mr. Fermelia received severance payments through September 24, 2001.

     On May 21, 2002, Richard P. Randall and the Company entered into a letter of employment which provides for an annual base salary of $300,000, options to purchase 25,000 shares of common stock at $7.85 per share, vesting over three years. The letter also provides for severance payments on change of control or material change in Mr. Randall's duties.

     In July 1997, the Company entered into agreements with certain members of the Company's senior management (the "Executives"). The agreements provide, in part, that if there is a change of control (as defined in the agreement) on or prior to June 30, 2002 and the Executive is terminated (i) without cause by the Company within two years of the change of control; or (ii) without cause by the Company after the execution of the agreement, but prior to the change in control and the change of control occurs within 6 months of the agreement; or
(iii) with good reason (as defined in the agreement) by the Executive within two years of the change of control, the Executive shall be paid a lump sum on the termination date. The lump sum is based upon the time elapsed since the change of control, the Executive's termination date, and a formula starting at 200% of the Executive's adjusted income, as defined in the Agreement, if 0 - 12 months have elapsed, and decreasing, in stages, to 0% if more than 24 months have elapsed since the change in control.

     Additionally, the agreements provide that after a change of control has occurred, while its stock remains publicly traded, the Company will honor, whether vested or not, the Executive's exercise of all of his or her stock options. In the event that the Company's shares are not publicly traded after the change of control, the Company will pay the Executive an amount, calculated as set forth in the agreements, which is the equivalent of the economic value of such options.

REPORT OF THE COMPENSATION COMMITTEE

     The Report of the Compensation Committee and the Performance Graph herein shall not be incorporated by reference into any filing, notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings in whole or in part, including this Proxy Statement.

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent, non-employee directors. The Committee is responsible for setting and administering the Company's employee compensation plans, subject to the approval of the Board of Directors. The Committee applies a philosophy based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives.


COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward competent executives who contribute to the long-term success of the Company.

        o The Company pays competitively. The Company is committed to providing a compensation program that helps attract and retain highly competent executive officers. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies in the retail and direct mail catalog industries.

        o The Company pays for sustained and improved performance. Executive officers are rewarded based upon meeting a combination of individual performance goals, Company goals and management discretion. Each year the Committee approves an incentive compensation plan (Performance Unit Plan) which establishes a dollar bonus pool and guidelines for bonus payments based upon per share earnings. Performance is evaluated by reviewing the individual's performance against both quantitative and qualitative objectives.

        o The Company encourages stock ownership by management. The Company believes stock ownership by management fosters an interest in the enhancement of stockholder value and thus aligns management's interest with that of the stockholders.


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Lillian Vernon, the Chairman of the Board and Chief Executive Officer, founded the Company fifty-one years ago. She has played, and continues to play, a pivotal role in the Company and its development. She is involved in all aspects of the Company's business. In determining Ms. Vernon's total compensation, the Committee considered her leadership and contributions to the Company during fiscal 2002. In 1992, the Company extended Ms. Vernon's employment agreement for five years. By its provisions, at the end of its term, the employment agreement continues at will, terminable upon ninety (90) days written notice. Ms. Vernon received a base salary of $459,360 in fiscal 2002. Her salary is reviewed annually by the Committee and may be increased at the Board of Directors' discretion. In reviewing Ms. Vernon's base salary, the Board of Directors consider the base salaries paid to the chief executive officers of other companies in the retail and direct mail catalog industry. In addition, the Board of Directors, upon the recommendation of the Committee, may award a bonus to Ms. Vernon. The employment agreement also provides for the full payment of salary to Lillian Vernon for a two year period should she become disabled and unable to perform her duties.

     Ms. Vernon's compensation is tied to the performance of the Company, specifically earnings per share. In fiscal 2002, Ms. Vernon did not receive a bonus.

     Ms. Vernon is eligible to participate in the Company's stock option program and other benefit plans, as are all other executives of the Company.

     Effective February 27, 1985, Lillian Vernon entered into a deferred compensation agreement with the Company which provided for deferred compensation for four years commencing in fiscal 1986. The Deferred Compensation Agreement, which was amended on April 30, 1992, provides that her retirement benefit is $4,634,500 payable over a ten year period commencing 1997, whether or not she is employed by the Company. Her death benefit consists of the remaining portion of the deferred compensation payments at the time of her death.


COMPENSATION VEHICLES

     The Company uses a total compensation program that consists of cash and equity based compensation.


CASH BASED COMPENSATION

     Salary


     Individual salary determinations of the Company's executive officers are based on experience, sustained performance and comparison to peers inside and outside the Company.

     Bonus-Performance Unit Plan

     As previously discussed, under the Company's Performance Unit Plan, the Committee establishes a dollar bonus pool and guidelines for bonus payments based upon per share earnings. Corporate vice presidents, department directors and managers participate in the Performance Unit Plan. Generally, payments are based in part upon the achievement of individual performance goals, Company goals and management discretion. Bonus compensation may be paid in cash or in shares of the Company's Common Stock, at the Company's option. The Company's fiscal 2002 results did not meet the specific goals previously established by the Board of Directors and no bonuses were awarded.

     Profit-Sharing Plan

     The Company maintains a profit-sharing plan for the benefit of all employees, including its executive officers, who have met certain minimum service requirements. The Company's annual contribution is discretionary, as determined by the Board of Directors.

     The Company's profit-sharing plan also includes an employee contribution and employer matching contribution (401(k) feature). Under the 401(k) feature of the plan, eligible employees may make pre-tax contributions up to 10% of their annual compensation (up to 50% as of May 1, 2002). Employee contributions of up to 6% of compensation are currently matched by the Company at a rate of 50%.

EQUITY BASED COMPENSATION

     Restricted Stock and Stock Options

     The purpose of these programs is to provide additional incentives to employees to work to maximize stockholder value. The restricted stock and stock option plans are administered by the Committee, which has the authority to determine the individuals to whom, the times at which options and/or restricted stock may be granted or awarded and the number of shares to be covered by each such grant or award. The Company may grant stock options and restricted stock awards to the Company's management -- the officers and departmental directors. The programs utilize vesting periods, which are determined by the Committee, to encourage key employees to continue in the employ of the Company.

            The Compensation Committee: Richard A. Berman
                                        Bert W. Wasserman
                                        Elizabeth M. Eveillard
                                        Jonah Gitlitz


REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Company's Audit Committee consists of three members of the Board of Directors, all of whom are "independent directors" as defined by American Stock Exchange listing standards. All members of the Audit Committee are financially literate and Bert W. Wasserman, the Chairman of the Audit Committee, is a Certified Public Accountant, with extensive financial management experience.

     The Board adopted a written charter for the Audit Committee on April 25, 2000. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including (i) the review of the scope and findings of the Company's internal and independent auditors; (ii) the oversight of management's efforts to ensure that adequate internal controls exist; and (iii) the review of any other matters brought to the Audit Committee's attention by the Company's independent certified public accountants.

     The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended February 23, 2002 with management. Furthermore, the Audit Committee has discussed with the Company's independent accountants, PricewaterhouseCoopers LLP, matters required to be discussed in accordance with Statement on Auditing Standards No. 61. The Audit Committee has received a letter from PricewaterhouseCoopers LLP describing any relationships with the Company that may bear on their independence and has discussed with PricewaterhouseCoopers LLP such firm's independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 23, 2002.

            The Audit Committee:      Bert W. Wasserman
                                      Richard A. Berman
                                      Jonah Gitlitz

     Audit Fees: PricewaterhouseCoopers LLP, the Company's independent accountants ("PwC") billed the Company $155,100 for the audit of the Company's most recent fiscal year and their review of the Company's quarterly financial statements filed on Form 10-Q.

     Implementation Fees: PwC did not render any services to the Company in connection with financial information systems design and implementation during the last fiscal year.

     All Other Fees: PwC billed the Company $13,725 for other non-audit services rendered to the Company during the Company's most recent fiscal year.

     The Audit Committee did consider the compatibility of the non-audit services furnished by PwC to the Company, to PwC's continued independence.


PERFORMANCE GRAPH

     Set forth below is a performance graph that shows the cumulative total return (assuming dividend reinvestment) on the Company's Common Stock compared with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Specialty Retail Index for the period of the Company's last five fiscal years (February 1997 = 100)




                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                       ASSUMES INITIAL INVESTMENT OF $100
                                  FEBRUARY 2002


                               [GRAPHIC OMITTED]

                                 1997        1998        1999       2000         2001         2002
----------------------------------------------------------------------------------------------------
Lillian Vernon                 $100.00     $141.56     $116.40     $ 87.55     $ 77.26      $ 61.36
S&P 500                        $100.00     $135.00     $161.65     $180.61     $165.80      $150.03
Retail Stores - Specialty      $100.00     $105.65     $ 93.93     $ 69.14     $ 64.54      $ 89.95


     The Board of Directors recognize that the market price of the stock is influenced by many factors, only one of which is company performance. The stock price performance shown on the graph is not necessarily indicative of future price performance.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ALL THE NOMINEES LISTED IN THE FOREGOING PROXY STATEMENT.


                   2. RATIFICATION OF APPOINTMENT OF AUDITORS

     Subject to stockholder ratification, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending February 22, 2003. PricewaterhouseCoopers LLP or its predecessor, Coopers & Lybrand, LLP, has audited the financial statements of the Company since fiscal year 1985. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will be available to respond to questions.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ended February 22, 2003.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.


      3. STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING TO BE HELD IN 2003

     No person who intends to present a proposal for action at a forthcoming stockholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least 1% or $2,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held; (b) provides the Company in writing with their name, address, the number of shares held by them and the date upon which they acquired such shares, and with documentary support for a claim of beneficial ownership; (c) notifies the Company of their intention to appear personally at the meeting or by a qualified representative under Delaware law to present their proposal for action; and (d) submits their proposal timely. A proposal to be included in the proxy statement or proxy for the Company's next annual meeting of stockholders will be submitted timely only if the proposal has been received at the Company's principal executive office no later than February 11, 2003. If the date of such meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next annual meeting of stockholders, the proposal must be received at the Company's principal executive office at a reasonable time before the solicitation of proxies for such meeting is made.

     Even if the foregoing requirements are satisfied, a person may submit only one proposal of not more than 500 words with a supporting statement if the latter is requested by the proponent for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

                                4. OTHER BUSINESS

     So far as the Board of Directors is aware, no matters will be presented at the Meeting for action on the part of the stockholders other than those stated in the notice of this meeting.

     A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K for the year ended February 23, 2002, may be obtained without charge by calling or writing to David C. Hochberg, Vice President of Public Affairs, Lillian Vernon Corporation, One Theall Road, Rye, New York 10580, (914) 925-1300.


By Order of the Board of Directors



/s/ Susan C. Handler

Susan C. Handler
Secretary

June 11, 2002

                          LILLIAN VERNON CORPORATION

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR ANNUAL MEETING ON JULY 17, 2002 AT
                THE COMPANY'S OFFICES AT ONE THEALL ROAD, RYE,
                           NEW YORK 10580, 10:00 A.M.

     The undersigned hereby appoints Lillian Vernon and Susan C. Handler and each of them, the attorneys and proxies of the undersigned, with full powers of substitution, to vote all shares of stock of Lillian Vernon Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof, to be held on July 17, 2002 and any adjournments thereof, with all powers the undersigned would have if present, upon the proposals set forth herein and in their discretion on all other matters properly coming before the meeting, including those described in the Notice of Meeting of Stockholders and Proxy Statement therefor, receipt of which is acknowledged.

     This Proxy will be voted as directed, or where no direction is given, will be voted "FOR" Proposals Nos. 1 and 2. If any nominee for the Board of Directors named in the Proxy Statement is unavailable to serve, this Proxy will be voted for such substitute nominee as may be recommended by the Board of Directors. The Board of Directors is not aware of other matters to come before the meeting.

     The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

        1. ELECTION OF LILLIAN VERNON AND JOEL SALON TO SERVE AS DIRECTORS FOR A TERM EXPIRING IN 2005.

           FOR ALL NOMINEES LISTED ABOVE                     WITHHOLD AUTHORITY FOR
           (EXCEPT AS MARKED TO THE CONTRARY BELOW)[ ]       ALL NOMINEES LISTED ABOVE  [ ]



(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW).
-------------------------------------------------------------------------------------------------------------------------------
                                 (Continued, and to be voted, signed and dated on the reverse side.)

        2. Proposal to approve the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending February 22, 2003.

                                            FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

        3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                                      DATED:                                     , 2002



                                                                      ---------------------------------------------------
                                                                      SIGNATURE(S) OF STOCKHOLDER(S)

                                                                      (Please sign exactly as name appears herein. When
                                                                      signing as executor, administrator, trustee,
                                                                      guardian or attorney, please give full title as
                                                                      such. For joint accounts or co-fiduciaries, all
                                                                      joint or co-fiduciaries should sign.)

                                                                      This proxy is solicited on behalf of the Board of
                                                                      Directors.
